Exhibit 10.42

March 30, 2022

Via Email

cdeutsch@paradigmopp.com

jteta@paradigmopp.com

Paradigm Opportunities Fund, LP

96 Moseman Ave

Katonah, NY 10536

Attention: Corey Deutsch

Re:	Stock Purchase Agreement dated September 30, 2021 between INVO Bioscience, Inc. and Paradigm Opportunities Fund, LP (as amended, the “Agreement”)

Dear Corey,

Under the terms of the Agreement, you agreed to purchase 600,703 shares of common stock, par value $0.0001 per share of INVO Bioscience, Inc. (the “Company”) for a purchase price of $1,999,740.29 on or before February 28, 2022. To date, you have paid the Company $315,000 and were issued 94,623 shares of our common stock. Since, as of today which is past the above due date, you have not been able to complete the purchase of the remaining 506,080 shares you committed to, we hereby terminate the Agreement.

Pursuant to Section 6.3 of the Agreement, if either party fails to perform its obligations at the Closing (as defined in the Agreement), then the breaching party shall be required to pay the non-breaching party a non-refundable fee in an amount equal to $250,000 (the “Break-Up Fee”), which fee must be paid within 5 days of the scheduled Closing. We reserve the right to exercise our rights under the agreement, including with respect to the Break-up Fee. In the interim, we are willing to discuss with you a resolution of this issue.

Please do not hesitate to contact me or our CFO, Andrea Goren, should you have any questions.

Kind regards,

/s/ Steven Shum

Steven Shum, CEO